Exhibit 99.1

Grace News

Media Relations	Investor Relations
Mike Jones	Mark Sutherland
T +1 410.531.8228	T +1 410.531.4590
mike.jones@grace.com	mark.sutherland@grace.com

Grace Reports First Quarter 2012 Adjusted EPS of $0.88

•                  Net Sales increased 8.4 percent to $754.4 million

•                  Adjusted EBIT increased 16.3 percent to $111.3 million

•                  Grace Net Income increased 12.4 percent to $60.9 million or $0.80 per diluted share

•                  Adjusted Free Cash Flow increased to $32.5 million

Columbia, MD — April 25, 2012 — W. R. Grace & Co. (NYSE: GRA) announced first quarter earnings of $60.9 million, or $0.80 per diluted share. Comparable earnings for the prior-year quarter were $54.2 million, or $0.72 per diluted share. Adjusted EPS of $0.88 per diluted share increased 12.8 percent from $0.78 per diluted share in the prior-year quarter.

“We are off to a good start in 2012.  We are performing in line with our plan, led by strong results in our catalysts and construction products businesses.” said Fred Festa, Grace’s Chairman and Chief Executive Officer.  “We are well positioned to take advantage of new opportunities to move our business forward and deliver another year of solid earnings growth.”

First Quarter Results

First quarter net sales of $754.4 million increased 8.4 percent compared with the prior-year quarter. The increase was due to improved pricing (+8.4 percent) and higher sales volumes (+1.5 percent), partially offset by currency translation (-1.5 percent). Sales in the emerging regions represented 33 percent of sales and grew 14 percent compared with the prior-year quarter.

Gross profit of $277.1 million increased 9.8 percent compared with the prior-year quarter primarily due to improved pricing and productivity, offset by higher raw materials costs. Gross margin of 36.7 percent increased 40 basis points compared with the prior-year quarter and increased 180 basis points sequentially.

Adjusted EBIT of $111.3 million increased 16.3 percent compared with $95.7 million in the prior-year quarter. The increase primarily was due to higher sales, improved gross margins and higher equity income from the company’s Advanced Refining Technologies (ART) joint

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venture.  Adjusted EBIT margin improved to 14.8 percent compared with 13.8 percent in the prior-year quarter and 13.1 percent sequentially.

Adjusted EBIT Return On Invested Capital was 35.1 percent on a trailing four-quarter basis, compared with 28.0 percent for the prior-year quarter.

Grace Catalysts Technologies

Sales up 13.6 percent; segment operating income up 27.3 percent

First quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, were $313.2 million, an increase of 13.6 percent compared with the prior-year quarter. The increase was due to improved pricing (+16.0 percent), which more than offset lower sales volumes (-0.9 percent) and unfavorable currency translation (-1.5 percent).

Sales in the Refining Technologies product group increased approximately 18 percent, as improved pricing more than offset slightly lower sales volumes and unfavorable currency translation.  More than two-thirds of the improvement in pricing was due to improvement in base price, largely reflecting the impact of new product introductions.  Weaker volumes primarily resulted from slow-downs in North American refinery operations and customer order patterns.  Separately, sales volumes and pricing improved for polyolefin catalysts as end-users continued to migrate to higher-margin niche plastics.  Polypropylene catalyst growth continued at double-digit rates primarily due to increased penetration with key partners.

Segment gross profit was $131.5 million, an increase of 18.8 percent compared with the prior-year quarter. Segment gross margin was 42.0 percent, compared with 40.1 percent in the prior-year quarter and 38.0 percent in the 2011 fourth quarter. The increase in gross margin compared with the prior-year quarter primarily was due to improved pricing partially offset by higher raw materials costs.

Segment operating income was $99.2 million compared with $77.9 million in the prior-year quarter, a 27.3 percent increase primarily due to higher sales and improved gross margin. Segment operating margin was 31.7 percent, an improvement of 340 basis points compared with the prior-year quarter and 530 basis points sequentially.

Grace Materials Technologies

Sales up 0.2 percent; segment operating income down 11.4 percent

First quarter sales for the Materials Technologies operating segment, which includes packaging technologies and engineered materials for consumer, industrial, coatings and pharmaceutical applications, were $212.9 million, an increase of 0.2 percent compared with the prior-year quarter. The increase was due to improved pricing (+3.5 percent), which offset lower sales volumes (-1.8 percent) and unfavorable currency translation (-1.5 percent).

Packaging sales increased approximately 11 percent due to improved pricing and increased sales volumes in closures, can sealants and can coatings.  In Asia, rapid adoption of the company’s non-PVC closures and can coatings helped increase sales volumes.  The volume increase in packaging was offset by lower sales volumes in engineered materials, due to increased competition in matting applications, particularly in Asia.

Segment gross profit was $67.5 million, a decrease of 6.0 percent compared with the prior-year quarter. Segment gross margin was 31.7 percent compared with 33.8 percent in the prior-year quarter and 31.9 percent in the 2011 fourth quarter. The decrease in gross margin compared with the prior-year quarter primarily reflected lower volumes in engineered materials and higher manufacturing costs.

Segment operating income was $35.8 million compared with $40.4 million in the prior-year quarter, an 11.4 percent decrease primarily due to lower sales volumes and lower gross margin. Segment operating margin was 16.8 percent, a decrease of 220 basis points compared with the prior-year quarter and an increase of 70 basis points sequentially.

Grace Construction Products

Sales up 10.0 percent; segment operating income up 25.8 percent

First quarter sales for the Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $228.3 million, an increase of 10.0 percent compared with the prior-year quarter. The increase was due to higher sales volumes (+7.9 percent) and improved pricing (+3.3 percent), partially offset by unfavorable currency translation (-1.2 percent). Last year’s third quarter acquisition of the De Neef Conchem Group contributed $8.4 million to sales, which more than offset a $4.9 million decrease in sales due to the 2011 divesture of the vermiculite business.

The Construction Products segment achieved its sixth consecutive quarter of year-on-year sales growth.  Sales in the emerging regions, which represented 33 percent of sales, increased 24 percent due to strong sales performance of SCC products in Latin America, the Middle East and emerging Asia.  Sales in North America, which represented approximately 41 percent of sales, increased 6 percent.  Western Europe, which represented approximately 16 percent of sales, declined 2 percent compared with the prior-year quarter.

Segment gross profit was $78.1 million, an increase of 11.6 percent compared with the prior-year quarter. Segment gross margin of 34.2 percent improved 50 basis points compared with the prior-year quarter and 150 basis points sequentially.  The increase in gross margin compared with the prior-year quarter primarily was due to higher volumes, improved pricing and a favorable sales mix comparison between the acquired and divested businesses.

Segment operating income was $20.5 million compared with $16.3 million for the prior-year quarter, a 25.8 percent increase primarily due to higher sales and improved gross margin.  Segment operating margin improved to 9.0, percent compared with 7.9 percent in the prior-year quarter and 8.4 percent in the 2011 fourth quarter.

Other Expenses

Total corporate expenses were $25.4 million for the first quarter, an increase of 13.4% compared with the prior-year quarter, largely due to higher benefits expenses and investments in productivity initiatives, including information technology.

Defined benefit pension expense for the first quarter was $18.8 million compared with $16.5 million for the prior-year quarter. The 13.9 percent increase primarily was due to the lower expected long-term rate of return on assets and a decrease in the discount rate used in determining the pension benefit obligation.  In February 2012, the company made an accelerated contribution of approximately $83 million to its U.S. defined benefit plans.

Interest expense was $11.3 million for the first quarter compared with $10.4 million for the prior-year quarter. The annualized weighted average interest rate on pre-petition obligations for the first quarter was 3.5 percent.

Income Taxes

Income taxes are recorded at a global effective tax rate of approximately 33 percent before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace has not had to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income. Income taxes in foreign jurisdictions are generally paid in cash. Grace expects to generate significant U.S. Federal net operating losses upon emergence from bankruptcy.  Income taxes paid in cash, net of refunds, were $8.0 million during the first quarter, or approximately 8.7 percent of income before income taxes.

Cash Flow

Net cash used for operating activities in the first quarter was $31.7 million compared with $180.4 million in the prior-year quarter.  The improved cash flow primarily was due to lower pension contributions, lower income tax payments, improved working capital performance, and higher earnings.

Adjusted Free Cash Flow was $32.5 million for the first quarter compared with negative $19.7 million in the prior-year quarter.  The improved cash flow primarily was due to lower income tax payments, improved working capital performance, and higher earnings.

Chapter 11 Proceedings

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary, W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming the Plan. On January 31, 2012, the United Stated District Court issued an order affirming the Plan. The timing of Grace’s emergence from Chapter 11 will depend on the satisfaction or waiver of the remaining conditions set forth in the Plan, including the resolution of any further appeals. The Plan sets forth how all pre-petition claims and demands against Grace will be resolved. See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Plan.

On April 20, 2012, the company filed a motion with the Bankruptcy Court to approve the definitive agreements among itself, co-proponents of the Plan, BNSF railroad, several insurance companies and the representatives of Libby asbestos personal injury claimants, to settle objections to the Plan. Pursuant to the agreements, the Libby claimants and BNSF would forego any further appeals to the Plan.

Investor Call

Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information — Investor Presentations portion of the company’s web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.770.7051 (international callers dial +1.617.213.8064) and entering conference ID 91635057. Investors are advised to access the call at least ten minutes early in order to register. An audio replay will be available at 2:00 p.m. ET on April 25 and will be accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID 64388125.

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About Grace

Grace is a leading global supplier of catalysts; engineered and packaging materials; and, specialty construction chemicals and building materials. The company’s three industry-leading business segments—Grace Catalysts Technologies, Grace Materials Technologies and Grace Construction Products—provide innovative products, technologies and services that enhance the quality of life. Grace employs approximately 6,000 people in over 40 countries and had 2011 net sales of $3.2 billion. More information about Grace is available at www.grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace’s Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace’s bankruptcy, proposed plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace’s underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging regions, acquisitions and divestitures of assets and gains and losses from dispositions or impairments, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace’s projections and forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

Chart 1

	Three Months Ended
	March 31,
In millions, except per share amounts	2012	2011

Net sales	$754.4	$695.7
Cost of goods sold	477.3	443.3
Gross profit	277.1	252.4

Selling, general and administrative expenses	136.6	129.9
Restructuring expenses and related asset impairments	3.0	0.2
Research and development expenses	16.5	15.6
Defined benefit pension expense	18.8	16.5
Interest expense and related financing costs	11.3	10.4
Provision for environmental remediation	0.6	—
Chapter 11 expenses, net of interest income	4.5	5.8
Equity in earnings of unconsolidated affiliates	(5.7)	(3.5)
Other income, net	(0.6)	(2.0)
Total costs and expenses	185.0	172.9
Income before income taxes	92.1	79.5
Provision for income taxes	(30.8)	(25.5)
Net income	61.3	54.0
Less: Net loss (income) attributable to noncontrolling interests	(0.4)	0.2
Net income attributable to W. R. Grace & Co. shareholders	$60.9	$54.2

Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.82	$0.74
Weighted average number of basic shares	74.3	73.2

Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.80	$0.72
Weighted average number of diluted shares	76.4	75.1

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

Chart 2

	Three Months Ended March 31,
(in millions)	2012	2011	% Change
Net sales:
Grace Catalysts Technologies	$313.2	$275.7	13.6%
Grace Materials Technologies	212.9	212.4	0.2%
Grace Construction Products	228.3	207.6	10.0%
Total Grace net sales	$754.4	$695.7	8.4%
Net sales by region:
North America	$223.6	$225.2	(0.7)%
Europe Middle East Africa	293.1	272.2	7.7%
Asia Pacific	162.4	130.3	24.6%
Latin America	75.3	68.0	10.7%
Total net sales by region	$754.4	$695.7	8.4%

Profitability performance measures: (A)(B)(C)
Adjusted EBIT
Grace Catalysts Technologies segment operating income	$99.2	$77.9	27.3%
Grace Materials Technologies segment operating income	35.8	40.4	(11.4)%
Grace Construction Products segment operating income	20.5	16.3	25.8%
Corporate support functions (including performance based compensation)	(19.7)	(16.8)	(17.3)%
Other corporate costs (including non-asbestos environmental remediation)	(5.7)	(5.6)	(1.8)%
Defined benefit pension expense (C)	(18.8)	(16.5)	(13.9)%
Adjusted EBIT	111.3	95.7	16.3%
Chapter 11- and asbestos-related costs, net	(5.2)	(5.7)	8.8%
Restructuring expenses and related asset impairments	(3.0)	(0.2)	NM
Divestment expenses	(0.2)	—	NM
Interest expense and related financing costs	(11.3)	(10.4)	(8.7)%
Interest income of non-Debtor subsidiaries	0.1	0.3	(66.7)%
Provision for income taxes	(30.8)	(25.5)	(20.8)%
Net income attributable to W.R. Grace & Co. shareholders	$60.9	$54.2	12.4%

Diluted EPS (GAAP)	$0.80	$0.72	11.1%
Adjusted EPS (non-GAAP)	$0.88	$0.78	12.8%

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of filing entity interest income	$4.5	$5.8	(22.4)%
Asbestos administration costs	1.2	1.1	9.1%
Provision for environmental remediation related to asbestos	—	0.2	(100.0)%
D&O insurance cost related to Chapter 11	0.1	0.4	(75.0)%
Chapter 11 financing related (D):
Translation effects- intercompany loans	(9.6)	(19.7)	51.3%
Value of currency forward contracts - intercompany loans	8.1	16.5	(50.9)%
Certain other currency translations costs, net	0.9	1.4	(35.7)%
Chapter 11- and asbestos-related costs, net:	$5.2	$5.7	(8.8)%

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

Chart 2 (cont’d)

	Three Months Ended March 31,
(in millions)	2012	2011	% Change
Profitability performance measures:
Gross margin:
Grace Catalysts Technologies	42.0%	40.1%	1.9	pts
Grace Materials Technologies	31.7%	33.8%	(2.1	)pts
Grace Construction Products	34.2%	33.7%	0.5	pts
Total Grace	36.7%	36.3%	0.4	pts

Operating margin: (A)(B)
Grace Catalysts Technologies segment operating income	31.7%	28.3%	3.4	pts
Grace Materials Technologies segment operating income	16.8%	19.0%	(2.2	)pts
Grace Construction Products segment operating income	9.0%	7.9%	1.1	pts
Total Grace	14.8%	13.8%	1.0	pts

Adjusted EBITDA:
Adjusted EBIT:
Grace Catalysts Technologies	$99.2	$77.9	27.3%
Grace Materials Technologies	35.8	40.4	(11.4)%
Grace Construction Products	20.5	16.3	25.8%
Corporate	(44.2)	(38.9)	(13.6)%
Total Grace	111.3	95.7	16.3%

Depreciation and amortization:
Grace Catalysts Technologies	$13.6	$12.6	7.9%
Grace Materials Technologies	7.4	7.9	(6.3)%
Grace Construction Products	7.5	8.3	(9.6)%
Corporate	0.9	0.4	125.0%
Total Grace	29.4	29.2	0.7%

Adjusted EBITDA:
Grace Catalysts Technologies	$112.8	$90.5	24.6%
Grace Materials Technologies	43.2	48.3	(10.6)%
Grace Construction Products	28.0	24.6	13.8%
Corporate	(43.3)	(38.5)	(12.5)%
Total Grace	140.7	124.9	12.7%

Adjusted EBITDA margin: (A)(B)
Grace Catalysts Technologies	36.0%	32.8%	3.2	pts
Grace Materials Technologies	20.3%	22.7%	(2.4	)pts
Grace Construction Products	12.3%	11.8%	0.5	pts
Total Grace	18.7%	18.0%	0.7	pts

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

Chart 2 (cont’d)

	Three Months Ended March 31,
(in millions)	2012	2011	% Change
Cash flow measure: (A)
Net cash used for operating activities	$(31.7)	$(180.4)	82.4%
Capital expenditures	(25.0)	(23.4)	(6.8)%
Chapter 11 expenses paid	3.2	3.8	(15.8)%
Accelerated defined benefit pension plan contributions	83.4	180.0	(53.7)%
Expenditures for asbestos-related environmental remediation	2.6	0.3	NM
Adjusted Free Cash Flow	$32.5	$(19.7)	NM

Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters): (A)
Adjusted EBIT	$494.2	$357.8
Invested Capital:
Trade accounts receivable	471.7	446.3
Inventories	358.5	303.6
Accounts payable	(263.6)	(264.2)
	566.6	485.7
Other current assets (excluding income taxes)	71.8	79.4
Properties and equipment, net	726.8	713.0
Goodwill	150.4	129.2
Investments in unconsolidated affiliates	76.4	59.4
Other assets	99.6	91.0
Other current liabilities (excluding income taxes and restructuring)	(225.2)	(224.1)
Other liabilities (including non-asbestos environmental remediation)	(57.5)	(54.3)
Total Invested Capital	$1,408.9	$1,279.3

Adjusted EBIT Return On Invested Capital	35.1%	28.0%

Amounts may not add due to rounding.

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

Chart3

	Three Months Ended
	March 31,
In millions	2012	2011
Operating Activities
Net income	$61.3	$54.0
Reconciliation to net cash used for operating activities:
Depreciation and amortization	29.4	29.2
Equity in earnings of unconsolidated affiliate	(5.7)	(3.5)
Dividends received from unconsolidated affiliate	5.2	—
Chapter 11 expenses, net of interest income	4.5	5.8
Chapter 11 expenses paid	(3.2)	(3.8)
Provision for income taxes	30.8	25.5
Income taxes paid, net of refunds	(8.0)	(23.9)
Interest accrued on pre-petition liabilities subject to compromise	9.9	9.5
Restructuring expenses and related asset impairments	3.0	0.2
Payments for restructuring expenses and related asset impairments	(2.2)	(1.9)
Defined benefit pension expense	18.8	16.5
Payments under defined benefit pension arrangements	(113.7)	(207.3)
Provision for environmental remediation	0.6	0.2
Expenditures for environmental remediation	(4.4)	(2.4)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Trade accounts receivable	11.1	(37.8)
Inventories	(26.1)	(38.5)
Accounts payable	(1.2)	45.4
All other items, net	(41.8)	(47.6)
Net cash used for operating activities	(31.7)	(180.4)
Investing Activities
Capital expenditures	(25.0)	(23.4)
Transfer to restricted cash and cash equivalents	(3.0)	(0.6)
Other investing activities	—	(0.1)
Net cash used for investing activities	(28.0)	(24.1)
Financing Activities
Net (repayments) borrowings under credit arrangements	0.9	(3.2)
Proceeds from exercise of stock options	12.0	1.9
Other financing activities	1.7	1.6
Net cash provided by financing activities	14.6	0.3
Effect of currency exchange rate changes on cash and cash equivalents	5.0	7.9
Decrease in cash and cash equivalents	(40.1)	(196.3)
Cash and cash equivalents, beginning of period	1,048.3	1,015.7
Cash and cash equivalents, end of period	$1,008.2	$819.4

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

Chart 4

	March 31,	December 31,
In millions	2012	2011

ASSETS
Current Assets
Cash and cash equivalents	$1,008.2	$1,048.3
Restricted cash and cash equivalents	139.6	136.5
Trade accounts receivable, less allowance of $8.2 (2011- $8.1)	458.0	461.8
Accounts receivable - unconsolidated affiliate	13.7	11.2
Inventories	358.5	329.1
Deferred income taxes	68.7	66.5
Other current assets	86.5	93.0
Total Current Assets	2,133.2	2,146.4

Properties and equipment, net	726.8	723.5
Goodwill	150.4	148.2
Deferred income taxes	735.0	759.4
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	33.3	37.1
Investment in unconsolidated affiliate	76.4	70.8
Other assets	104.9	108.6
Total Assets	$4,460.0	$4,494.0

LIABILITIES AND EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$59.1	$57.9
Debt payable - unconsolidated affiliate	3.5	3.4
Accounts payable	259.1	257.1
Accounts payable - unconsolidated affiliate	4.5	0.5
Other current liabilities	291.1	314.0
Total Current Liabilities	617.3	632.9

Debt payable after one year	3.0	3.3
Debt payable - unconsolidated affiliate	19.4	18.3
Deferred income taxes	19.1	19.8
Underfunded and unfunded defined benefit pension plans	293.5	407.4
Other liabilities	45.6	49.1
Total Liabilities Not Subject to Compromise	997.9	1,130.8

Liabilities Subject to Compromise
Debt plus accrued interest	949.5	941.8
Income tax contingencies	70.3	69.3
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	146.3	149.9
Postretirement benefits	184.3	185.2
Other liabilities and accrued interest	152.3	149.5
Total Liabilities Subject to Compromise	3,202.7	3,195.7
Total Liabilities	4,200.6	4,326.5

Equity (Deficit)
Common stock	0.7	0.7
Paid-in capital	479.1	472.9
Retained earnings	362.0	301.1
Treasury stock, at cost	(28.7)	(36.8)
Accumulated other comprehensive loss	(562.3)	(578.5)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	250.8	159.4
Noncontrolling interests	8.6	8.1
Total Equity (Deficit)	259.4	167.5
Total Liabilities and Equity (Deficit)	$4,460.0	$4,494.0

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Adjusted Earnings Per Share (unaudited)

Chart 5

	Three Months Ended March 31, 2012
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.80

Restructuring charges and related asset impairments	$3.0	$1.0	$2.0	0.03
Chapter 11- and asbestos-related costs, net	5.2	1.3	3.9	0.05

Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(0.2)	0.2	—

Adjusted EPS (non-GAAP) (A)				$0.88

	Three Months Ended March 31, 2011
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.72

Restructuring charges and related asset impairments	$0.2	$—	$0.2	—
Chapter 11- and asbestos-related costs, net	5.7	1.4	4.3	0.06

Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		—	—	—

Adjusted EPS (non-GAAP) (A)				$0.78

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Notes to the Financial Information

(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations.  Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11- and asbestos-related costs, net, divestment expenses, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments.  Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.  Grace uses Adjusted EBIT as a performance measures in significant business decisions.Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from Chapter 11 expenses paid, cash paid to resolve contingencies subject to chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related environmental remediation.  Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of cash to shareholders.  Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net, gains or losses on sales of product lines and related divestment expenses, and certain discrete tax items.  Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities.  Adjusted EBIT, Adjusted EPS, Adjusted EBITDA, Adjusted Free Cash Flow, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace’s performance.  These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of items related to asbestos and Chapter 11.

(B): Grace’s segment operating income includes only Grace’s share of income from consolidated and unconsolidated joint ventures.

(C): Defined benefit pension expense includes all defined benefit pension expense of Grace.  Grace Catalyst Technologies, Grace Materials Technologies, and Grace Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities.  In addition, Grace has accumulated significant cash during its bankruptcy.  The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace’s emergence from bankruptcy.  Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos-related costs, net.

NM — Not Meaningful